UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.   20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              ARENA RESOURCES, INC.

             (Exact name of registrant as specified in its charter)

              Nevada                                   73-1596109
              ------                                   ----------
 (State of incorporation or organization)  (I.R.S. Employer Identification No.)

    4920 South Lewis Street, Suite 107, Tulsa, Oklahoma        74105
    -----------------------------------------------------------------
     (Address of principal executive offices)                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class               Name of each exchange on which
     to be so registered               each class is to be registered

 Common voting stock - 100,000,000 auth.         American Stock Exchange
 Preferred non-voting stock - 10,000,000 auth.  (Listing Approved & Pending)
______________________________________  ____________________________________

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box: [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box: [ ]

Securities Act registration statement file number to which this form relates:

                         Not Applicable


Securities to be registered pursuant to Section 12(g) of the Act:

     Common Stock                    100,000,000 shares authorized
                                            ($0.001 Par)
-----------------------------------------------------------------------------
                                (Title of class)

     Preferred Non-Voting Stock  10,000,000 shares authorized   ($0.001 Par)
-----------------------------------------------------------------------------
                                (Title of class)



        ITEM 1.  Description of Registrant's Securities to be Registered


1.0  Common Voting Stock:

      The registrant has 100,000,000 authorized shares of common voting stock, $0.001 par value. There is only one class of common stock. Of these shares, the company currently has issued and outstanding 6,372,856 shares. These shares are fully issued and non-assessable with each issued share having one vote as to all matters which may be voted upon by shareholders of the corporation. At present, the company pays no dividends and it is not reasonably anticipated any dividends will be paid on common stock for the foreseeable future. There are no preemptive rights and the company does not recognize cumulative voting. There are presently issued and outstanding management stock incentives options to acquire up to one million additional, but presently unissued, stock at an average exercise price of $0.50 per share extending through December 31, 2007. The company knows of no other rights, limitations or agreements affecting the rights of outstanding common stock. Of the presently issued and outstanding stock approximately 800,000 shares or 13% has been registered and approximately 5,572,856 shares or 87% are presently restricted securities.

2.0  Preferred Shares:

      The company has authorized 10,000,000 preferred non-voting shares with a par value of $0.001. There is only one class of preferred stock. There are no preferred shares outstanding. There are no voting rights or other special rights attached to the preferred shares, except as provided under Nevada law. In essence, the preferred shares must be paid a dividend and be current on such dividends prior to the declaration or payment of any dividend on the common stock. Further, the preferred shares have priority rights over common stock to assets of the corporation payable to stockholders in the event of dissolution or other distribution of assets. There are no preemptive rights attached to the preferred shares.

      None of the shares of the company are believed subject to any voting rights, restrictions, trusts, nor are they issued as tax advantage or preference items.



                                ITEM 2.  EXHIBITS

Exhibit 1 Executive Stock Option Incentive Program
          (Contained in Subscription Agreement Adopted by Board)








                                    SIGNATURE




ARENA RESOURCES, INC.


   /s/ Tim Rochford
___________________________________
BY: Mr. Tim Rochford, President
(Print Name and Title)


DATE:  April 1, 2003
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